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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF CONNER & WINTERS APPEARS HERE]



                               September 23, 1999


Unit Corporation
1000 Kensington Tower
7130 So. Lewis
Tulsa, Oklahoma 74136

     Re:  Unit Corporation
          Registration Statement on Form S-3
          File No. 333-83551 (the "Registration Statement")
          -------------------------------------------------

Gentlemen:

     We have acted as counsel for Unit Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement and with respect to the issuance and sale by the Company of up to eight million fifty thousand (8, 050,000) shares of the Company's Common Stock, $.20 par value per share (the "Shares"), (including up to one million fifty thousand (1,050,000) shares subject to an over-allotment option granted by the Company to the underwriters offering the Shares) offered pursuant to that certain Prospectus Supplement dated September 23, 1999 (the "Prospectus Supplement"). As described in the Prospectus Supplement, the Company is selling the Shares pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company and Prudential Securities Incorporated, CIBC World Markets Corp. and Raymond James & Associates, Inc., as representatives of the underwriters.

     In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate,
(b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the corporate laws of the State of Delaware, and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.
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Unit Corporation
September 23, 1999
Page 2

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption "Legal Opinions."

                                         Yours very truly,

                                         CONNER & WINTERS,
                                         A Professional Corporation

                                         /s/ CONNER & WINTERS